Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          NORLAND MEDICAL SYSTEMS, INC.

      Norland Medical Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      1. The name of the Corporation is NORLAND MEDICAL SYSTEMS, INC.

      2. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 17, 1995. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 24, 1997.

      3. The first paragraph of Article Fourth of the Corporation's Restated Certificate of Incorporation, as amended, is amended in its entirety to read as follows:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty-six million (46,000,000) shares, consisting of the following classes of stock: (A) one million (1,000,000) shares of Preferred Stock, par value $.0005 per share ("Preferred Stock"); and (B) forty-five million (45,000,000) shares of Common Stock, par value $.0005 per share ("Common Stock")"

      4. The amendment of the Corporation's Restated Certificate of Incorporation set forth herein has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 742 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Norland Medical Systems, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 2nd day of June, 1999.

                                          NORLAND MEDICAL SYSTEMS, INC.


                                          By: /s/ Reynald G. Bonmati
                                              ----------------------------------
                                              Name:  Reynald G. Bonmati
                                              Title: President

ATTEST:

   /s/ Kurt W. Streams
-------------------------
Name:  Kurt W. Streams
Title: Secretary